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                                                                  Exhibit 3.8


                              ARTICLES OF INCORPORATION

                                         OF

                           MINORITY RADIO ASSOCIATES, INC.

                                   1.

       The name of the corporation is "MINORITY RADIO ASSOCIATES, INC."

                                   2.

       The corporation shall have perpetual duration.

                                   3.

       The corporation is reorganized under the Georgia Business Corporation Code for the following purposes:

               (a) To engage in the business of operating a radio station business and other related activities for pecuniary gain and profit.

               (b) To go and perform any and all other things lawful and authorized by the Georgia business Corporation Code.

               (c) In its own name, to invest its funds in real estate, mortgages, stocks, bonds or any other type of investment, and to own real or personal property necessary or appropriate for rendering its personal services.

               (d) To go and perform any and all acts and things whatsoever which are both lawful and ethical and which may be or become necessary, desirable, proper, convenient, connected with or related to or incidental to the foregoing purposes.

               (e) To exercise all powers granted by the Georgia Business Corporation Code.

                                   4.

       The corporation shall have the authority to issue not more than 1,000 shares of common stock at $10.00 per value.

                                   5.

       The corporation shall be authorized to issue its common stock pursuant to such prior plans as it may from time to time adopt in accordance with the provisions of Section 1244 of the Internal Revenue Code of 1954, as amended, and the Board of Directors of the corporation shall be authorized to adopt the initial plan for the issuance of such common stock at its first organizational meeting.


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                                   6.

       The corporation shall not commence business until it shall have received not less than $500.00 in payment for the issuance of shares of stock.

                                   7.

       The initial registered office of the corporation shall be _________ , Columbus, Muscogee County, Georgia 31908. The initial registered agent at such address is Enrique Santiago Rivera.

                                   8.

       The initial Board of Directors shall consist of 3 who shall be Arthur C. Angell, Jr., 3736 Winkfield Place, Columbus, Georgia 31909; Margaret R. Angell, 3736 Winkfield Place, Columbus, Georgia and Enrique Santiago Rivera, 3015 Cody Road, Columbus, Georgia 31905. The name and address of the incorporator is Arthur C. Angell, Jr., 3736 Winkfield Place, Columbus, Georgia 31909.

       IN WITNESS WHEREOF, the undersigned executed these Articles of Incorporation, this 9 day of June, 1987.

                                             ---------------------------------
                                             H. NORWOOD PEARCE
                                             Attorney for Petitioner
                                             821 Third Avenue
                                             Post Office Box 2312
                                             Columbus, Georgia 31902
                                             (404) 324-5697